Exhibit 10.2
COMMERCIAL DEED OF LEASE
DEED OF LEASE
THIS DEED OF LEASE (“Lease”) is made as of the 1st day of December, 2010, by and between CKP ONE, LLC a Virginia limited liability company, with the address of 410 Rosedale Court, Suite 200, Warrenton, Virginia 20186 (“Landlord”), and Clean Wind Energy, Inc. a Delaware Corporation, with the address of 1997 Annapolis Exchange Boulevard, Suite 300, Annapolis, Maryland 21401(“Tenant”).
WITNESSETH THAT:
THE PARTIES DO HEREBY AGREE AND COVENANT AS FOLLOWS:
1. Definitions.
The following terms, when used herein, shall have the meanings set forth below.
1.1 Premises. That property Landlord does hereby let and demise totaling 8,435 square feet (as further described in Section 2 below) to Tenant and that is located at 410 Rosedale Court, Warrenton, Virginia 20186 and further shown on Exhibit ‘A’ attached hereto and made a part hereof.
Further, Tenant has the option within the first 18 months of the Lease Term to expand the Premises (“Optional Expansion Area”) as also shown on Exhibit ‘A’. Landlord shall construct a reception area and break room as further described in Exhibit ‘E’ — Landlord’s Work.
1.2 Building. The building containing the Premises and all alterations, additions, improvements, restorations or replacements now or hereafter made thereto, located at 410 Rosedale Court, Warrenton, Fauquier County, Virginia.
1.3 Common Area. All areas, improvements, facilities and equipment from time to time reasonably designated by Landlord for the common use or benefit of Tenant and other tenants of the Building, including but not limited to unrestricted entrances and exits, landscaped areas, exterior lighting, loading areas, pedestrian walkways, sidewalks, courtyards, stairs, ramps, washrooms, hallways, lobbies, elevators and their housing and rooms, common window areas, common walls, common trash areas and parking facilities.
1.4 Furniture, Fixtures & Equipment (“FF&E”). It is hereby acknowledged that Landlord has provided furniture, fixtures & equipment outlined in Exhibit ‘G’ - Landlord’s Furniture & Equipment for the benefit of Tenant. Said FF&E shall remain the property of the Landlord during the initial three (3) year term of the lease. Should Tenant exercise it’s first Renewal Option and complete said Renewal Term without default or other legal dispute, Landlord’s FF&E within the Premises will then become the property of the Tenant.

1.4 Tenant’s Pro Rata Share. 8,435 square feet divided by 26,350 square feet or Thirty-Two percent (32%) representing a fraction, the numerator of which is the area of the Premises and the denominator of which is the area of the Building.
1.5 Operating Expenses. As used herein, the term “Operating Expenses” shall mean all reasonable and necessary expenses and costs which Landlord incurs because of or in connection with the ownership, maintenance, management and operation of the Building (which expressly includes the Land, the Building and the Common Area). Operating Expenses shall include, without limitation, all reasonable and actual costs, expenses and disbursements incurred or made in connection with the following:
(i) Wages and salaries of all employees, whether employed by Landlord or the Building’s management company, engaged in the operation and maintenance or security of the Building and all reasonable costs related to or associated with such employees or the carrying out of their duties, including taxes, and insurance and benefits (including, without limitation, reasonable contributions to pension and/or profit sharing plans and vacation or other paid absences);
(ii) All supplies and materials, including janitorial and lighting supplies, used in the operation and maintenance of the Common Areas of Building;
(iii) All utilities, including electricity, water, sewer, gas, lighting, heating and air conditioning for all areas of the Building, except those utility services described in paragraph 17 of this Lease which are to be obtained by and charged directly to or paid directly by Tenant;
(iv) All insurance purchased by Landlord or the Building’s management company relating to the Building and any equipment or other property contained therein or located thereon including, without limitation, casualty, liability and water damage insurance;
(v) All repairs to the Building (excluding repairs paid for by the proceeds of insurance or by Tenant or other third parties other than as a part of the Operating Expenses), including interior and exterior non-structural, and regardless of whether foreseen or unforeseen;
(vi) All maintenance of the Building, including, without limitation, painting, ice and snow removal, landscaping, grounds keeping and the patching and painting of parking lots;
(vii) All maintenance, operation and service agreements for the Building, and any equipment related thereto (excluding those paid for by Tenant or any third parties other than as a part of Operating Expenses);

(viii) Any additional services not provided to the Building at the Commencement Date but thereafter provided by Landlord as Landlord shall deem necessary or desirable in connection with the management or operation of the Building;
(ix) All computer rentals for energy management or security monitoring systems, if any;
(x) Other expenses and costs necessary for operating and maintaining the Building and maintenance and upkeep of the Land.
(xi) All Taxes. For purposes hereof, the term “Taxes” shall mean (i) all taxes, assessments, and other governmental charges, applicable to or assessed against the Land and the Building (collectively, “Project”) or any portion thereof, or applicable to or assessed against Landlord’s personal property used in connection therewith, whether Federal, state, county, or municipal and whether assessed by taxing districts or authorities presently taxing the Project or the operation thereof or by other taxing authorities subsequently created, or otherwise, and (ii) any reasonable expenses incurred by Landlord in contesting any taxes or the assessed valuation of all or any part of the Project. If at any time during the Term Landlord shall be required to pay any charge which is based upon rents from the Project, or the transactions represented by leases or the occupancy or use of the Project, such charges shall be deemed to be Taxes; provided, however, that any (i) franchise, corporation, income or net profits tax, unless substituted for real estate taxes or imposed as additional charges in connection with the ownership of the Project, which may be assessed against Landlord or the Project or both, (ii) transfer taxes assessed against Landlord or the Project or both, and (iii) personal property taxes of Tenant or other tenants in the Project shall be excluded from Taxes.
1.6 Rules and Regulations. The rules and regulations set forth in Exhibit B attached hereto and made a part hereof, as the same may be amended or supplemented from time to time.
2. Lease of Premises. In consideration of the agreements contained herein, Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term and upon the terms and conditions hereinafter provided. As an appurtenance to the Premises, Tenant shall have the non-exclusive right, together with other tenants of the Building, to use the Common Area. So long as it does not interfere with the Premises’ uses as set forth herein, Landlord shall retain absolute dominion and control over the Common Area and shall operate and maintain the Common Area in such manner as Landlord, in its sole discretion, shall determine; provided, however, such exclusive right shall not operate to prohibit Tenant from its uses of the Premises for the uses permitted under this Lease. Landlord expressly reserves the right permanently to change, modify or eliminate, or temporarily to close, any portion of the Common Area. The Premises are leased subject to, and Tenant agrees not to violate, all present and future covenants not interfering with the uses as set forth herein, conditions and restrictions of record which affect the Building.

3. Improvements/Commencement Date/ Lease Term.
A. Landlord shall not be obligated to make any improvements to the Premises and Tenant shall accept same in “as is” condition except for the post-Commencement Date work described in Attachment ‘E’ — Landlord’s Work.
B. The Lease shall be for a term of Three (3) years commencing on the 1st day of December, 2010 (“Commencement Date”), and fully ending at midnight on the last day of November, 2013 (“Term”).
C. Tenant shall have the option to renew and extend the terms of this Lease (Renewal Option) with respect to the Premises for the Renewal Term (herein so called) upon and subject to the following terms and conditions:
(i) Tenant may extend this Lease for up to Two (2) Renewal Terms of Two (2) years each by Tenant giving written notice thereof to Landlord no later than six (6) months prior to the expiration of the original term or subsequent Renewal Term(s). Such Renewal Term(s) shall commence immediately upon the expiration of the original term or subsequent Renewal Term(s), and upon exercise of such renewal option the expiration date of the term shall automatically become the last day of the Renewal Term(s). Tenant’s failure to renew the Lease in a timely manner for the Renewal Term(s), then Tenant’s rights with respect to all Renewal Terms shall expire and be of no further force and effect.
(ii) The exercise by Tenant of the Renewal Option(s) set forth herein must be made, if at all, by written notice executed by Tenant and delivered to Landlord on or before the dates set forth herein above. Once Tenant exercises said Renewal Option(s), Tenant may not thereafter revoke such exercise. Tenant shall not have the right to exercise the Renewal Option(s) if Tenant is in default, or if any event has occurred or failed to occur which, with the giving of notice or the passage of time, or both, would constitute such a default under this Lease, either at the time Tenant gives notice of Tenant’s election to renew, or immediately prior to the commencement of the Renewal Term.
(iii) Tenant shall take the Premises “as is” for the Renewal Term(s), and Landlord shall have no obligation to make any improvements or alterations to the Premises except to continue their existing use.
(iv) Rent for the Renewal Term(s) shall increase annually pursuant to Paragraph 5. Basic Rent.

(v) Except as set forth herein, the leasing of the Premises for the Renewal Term(s) shall be upon the same terms and conditions as are applicable for the original Term and any subsequent Renewal Term(s), and shall be upon and subject to all of the provisions of this Lease, including, without limitation, the obligation of Tenant to pay Additional Rent (defined below) and any other costs or amounts payable by Tenant to Landlord in addition to rent under the Lease.
4. Basic Rent. During the Lease Term and subsequent Renewal Term(s), Tenant shall pay to Landlord a basic rent in equal monthly installments as follows:

	Annual Rent
Lease year	Basic	Additional	Total	Monthly Payment
1	$66,225.00	$18,135.00	$84,360.00	$7,030.00
2	$78,885.00	$18,135.00	$97,020.00	$8,085.00
3	$114,945.00	$18,135.00	$133,080.00	$11,090.00
1st Renewal Term
4	$118,440.00	TBD	TBD	TBD
5	$122,000.00	TBD	TBD	TBD
2nd Renewal Term
6	$125,640.00	TBD	TBD	TBD
7	$129,420.00	TBD	TBD	TBD
The first monthly installment of Basic Rent shall be paid upon execution of this Lease and the remaining installments shall be paid in advance on the first day of each calendar month during the Lease Term, at the place designated by Landlord. Basic Rent increases shall commence on the first anniversary of the Lease Commencement Date (being the first day of the thirteenth (13th) month after the Commencement Date) and on each anniversary thereafter during the Lease Term and Renewal Term(s), if exercised, (each of such dates being herein referred to as an “Adjustment Date”). A pro rata adjustment to Basic Rent shall be made for any partial month occurring at the beginning or the end of the Lease Term.

5. Additional Rent.
A. Tenant shall pay to Landlord, as Additional Rent, for each or fractional year during the Term and the Renewal Term(s), if exercised, Tenant’s Pro Rata Share of the Operating Expenses for the Building. Tenant’s payment is hereinafter referred to as the “Operating Expense Payment” and shall be due in accordance with the following:
During the initial Three (3) year Lease Term, Tenant’s pro-rata share of the Operating Expenses will be fixed at a rate of $2.15 per square foot. At the beginning of the first Renewal Term, if exercised, Landlord shall furnish Tenant with a statement of the actual operating expense payments for the preceding year and provide Tenant with the corresponding adjustment to Tenant’s pro rata share of the Operating Expenses for the first year of the Renewal Term. At the beginning of all subsequent calendar years during the Renewal Term(s) (or as soon thereafter as is practical) Landlord shall furnish Tenant with a statement of the actual Operating Expense Payment for the preceding year. If Tenant’s actual Operating Expense Payment for such preceding year, as shown on Landlord’s statement, exceeds the aggregate of the monthly installments of Tenant’s Operating Expense Payments paid during the preceding year, within thirty (30) days after Landlord’s delivery of such statement, Tenant shall make a lump sum payment to Landlord in the amount of such excess. If Tenant’s actual Operating Expense Payment as shown on Landlord’s statement is less than the aggregate of the monthly installments actually paid by Tenant during such preceding year, then Landlord shall apply such amount to the next accruing installment(s) of Additional Rent due from Tenant under this paragraph 6 until fully credited to Tenant.
If for any reason Landlord has not provided Tenant with the Estimate by January 31 of any year during the Renewal Term, then Tenant shall continue to pay the previous year’s Tenant’s Operating Expense Payment. The foregoing notwithstanding, Landlord shall have the right from time to time during any year to adjust such Estimate.
A pro rata adjustment shall be made to Tenant’s Operating Expense Payment for the years in which the Term of the Lease begins and ends, as necessary.
B. If the Building is not fully occupied (meaning one hundred percent (100%) of the Net Rentable Area of the Building) during any full or fractional year of the Term or if Landlord effects a reduction in either the number of square feet of Net Usable Area in the Premises or in the Building, Tenant’s Operating Expense Payment shall remain its Pro Rata Share as determined at the beginning of this Lease.
C. All sums of money or charges required to be paid by Tenant under this Lease other than Basic Rent shall be deemed Additional Rent hereunder and all remedies applicable to the non payment of Basic Rent shall be applicable thereto. All Basic Rent and Additional Rent (collectively “rent”) shall be paid without prior notice or demand, and without any counterclaim, set-off, deduction, recoupment, credit or defense whatsoever, it being understood and agreed that Tenant’s covenant to pay the rent is hereby deemed to be, and shall be, independent of the obligations of Landlord hereunder. All payments shall be applied to the earliest amount then due. No receipt and/or acceptance by landlord of any sums shall be deemed a waiver of any default by Tenant. Landlord shall have the right to require rent payments to be made in cash, by money order or by cashier’s check or certified check.

A late charge in the amount of five percent (5%) of any overdue amount, whether Basic Rent or Additional Rent or both, shall be immediately due and owing by Tenant to Landlord as Additional Rent for any payment delinquent ten (10) days after the due date. Payment of a late charge shall not cure such default.
6. Security Deposit.
A. TENANT shall deposit $7,030.00 with the Landlord or his agent as security for the full and faithful performance by Tenant of every provision, covenant, and condition of this lease, without liability for interest.
B. In the event that Tenant defaults with respect to any such provisions, covenants or conditions, including, but not limited to, payment of Basic Rent or Additional Rent, Landlord may use, apply, or retain all or any part of said security deposit, for the payment of Basic Rent and Additional Rent in default, or for any other sum which Landlord may expend or be required to expend by reason of any default by Tenant, including any damages or deficiency in the re-letting of the property, whether such damages or deficiency accrue before or after re-entry by Landlord. The Tenant’s liability shall not be limited to the amount of the security deposit.
C. In the event the Tenant shall fully and faithfully comply with every provision, covenant, and condition of this lease, said security deposit shall be returned to Tenant after the removal of Tenant and surrender of possession of the property, in broom clean condition, and in good and substantial repair and condition (normal wear and tear excepted), and within thirty (30) days after the expiration of the Term of this lease or Renewal Term(s).
D. This security deposit shall not be used or applied by Tenant as a substitute for rent.
7. Landlord’s Reservations. In addition to the other rights of Landlord under this Lease, Landlord reserves the right (i) to change the street address and/or name of the Building, (ii) to install, erect, use, maintain and repair mains, pipes, conduits and other such facilities to serve the Building’s tenants in and through the Premises, (iii) to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building, (iv) to control the use of the roof and exterior walls of the Building for any purpose as long as it does not interfere with the Tenant’s business. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or Tenant’s use or occupancy of the Premises.

8. Tenant’s Possession. If Landlord is unable to deliver possession of the Premises to Tenant at the Commencement Date for any reason, Tenant’s right of possession shall be postponed without any liability on the part of Landlord, and the rent herein stipulated to be paid shall be abated for the period from the Commencement Date to the day possession is tendered to Tenant.
9. Compliance with Legal Requirements. Tenant shall, at Tenant’s own expense, comply with all laws, orders, ordinances and regulations of Federal, state and local authorities and with directions of public rules, recommendations, requirements and regulations respecting all matters of occupancy, condition or maintenance within the Premises. The foregoing shall include Tenant’s continued compliance with the Americans with Disabilities Act (ADA) of 1990, U.S.C. § 12101 et seq., as amended from time to time. Wherever the term “legal requirements” appears in this Lease, such term shall be deemed to include the foregoing requirements. In the event a non-compliant ADA condition is determined to have existed prior to the Commencement Date, the Landlord shall take necessary measures to bring said condition into compliance.
10. Maintenance and Repair. Landlord shall perform all maintenance and make all repairs and replacements to the Premises and the Building, all at Landlord’s cost and expense. Notwithstanding the foregoing, Tenant shall perform all (i) day-to-day maintenance of the Premises, including without limitation, cleaning, replacement of light bulbs and cleaning of drains; plumbing, gas, electric & HVAC maintenance and repairs of Tenant’s fixtures & equipment, and (ii) maintenance, repair and replacement of furniture, fixtures, equipment or personal property of Tenant. In addition, Tenant shall keep the Premises neat, clean and sanitary, and shall not permit any employee, agent, client, customer, invitee and/ or guest to destroy, deface, damage, impair or remove any part of the Premises or the facilities and appurtenances thereto, and Tenant shall not do any such thing. All maintenance and repair costs incurred by Landlord for the Building shall constitute Operating Expenses; provided, however, Tenant shall be solely responsible for all costs incurred in repairing damage to the Building caused by the Tenant or its agents, employees, contractors, invitees and licensees but only to the extent the cost thereof is not collected under Landlord’s insurance. Landlord has no obligation and has made no promise to maintain, alter, improve or repair the Premises or any part thereof, except as specifically set forth in this Lease.
Notwithstanding the above, and any other provision of this lease, should Tenant decide to replace any interior flooring or do any interior painting or otherwise alter or improve the Premises, Tenant shall do so at Tenant’s own expense.
11. Inspection, Repair and Leasing/ Sale Access. Landlord, its agents, employees and mechanics authorized by Landlord may enter the Premises from time to time, during reasonable hours, with reasonable notice to Tenant, when possible, for the purpose of performing Landlord’s maintenance and repair duties as set forth in this Lease and for all other reasonable and proper purposes. Landlord shall have the right, upon reasonable notice to Tenant, during the last six (6) months of the Term and Renewal Term(s), if exercised, to show the Premises to prospective tenants, and at any time during the Term and Renewal Term(s), to show the Premises to prospective purchasers.

12. Alterations. Tenant shall not remodel or make any changes, alterations, additions or decorations to the Premises without the prior written permission of Landlord.
13. Required Alterations. Tenant shall be solely responsible for all costs and expenses associated with any repairs, alterations or additions to the Premises as may be required by any governmental authority by reason of Tenant’s use of the Premises.
14. Mechanic’s Liens. In the event any mechanic’s lien is filed against the Premises as a result of any services or labor provided, or materials furnished, by or on Tenant’s behest, or claimed to have been provided by or on Tenant’s behest, Tenant shall (i) immediately notify Landlord of such lien, and (ii) within ten (10) calendar days after the filing of any such lien, discharge and cancel such lien of record by payment or bonding in accordance with the laws of the Commonwealth of Virginia, all at Tenant’s sole cost and expense.
15. Uses. Tenant shall use and occupy the Premises for use as an Engineering Office with associated Materials Testing Laboratory and for no other purpose. Tenant shall not use or occupy the Premises in violation of law or of the certificate of occupancy issued for the Building of which the Premises are a part, and shall, upon five (5) days’ written notice from Landlord discontinue any use of the Premises which is declared by either any governmental authority having jurisdiction or the Landlord to be a violation of law or of said certificate of occupancy. Tenant shall comply with any direction of any governmental authority having jurisdiction which, by reason of the nature of Tenant’s use or occupancy of the Premises, shall impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.
Tenant shall not do nor permit to be done anything that will invalidate or increase the cost of any fire and extended coverage insurance policy covering the building and/or property located therein and shall comply with all rules, orders, regulations and requirements of the appropriate Fire Rating Bureau or any other organization performing a similar function. Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this paragraph.
16. utilities. Utilities are currently shared with an adjacent first floor area currently occupied by Air-Serv International. Initially, Tenant shall make utility payments to Air-Serv International based on a pro-rata distribution based on the area of leased space.

Once the Landlord has segregated the utilities from the adjacent leased space, Tenant shall obtain, in Tenant’s name, all utility services required on the Premises, including gas, electricity, telephone, fiber optic or cable communications, and water and sewer connections and services, and Tenant shall pay all charges for those services as they become due.
If Tenant fails to pay the utility charges, Landlord may elect to pay them and the charges shall then be added to the Rent next due. Landlord may elect to terminate this Lease if Tenant fails or refuses to pay the charges for utility services as assessed or incurred.
Landlord shall not be liable for any personal injury or property damage resulting from the negligent operation or faulty installation of utility services provided for use on the Premises, nor shall Landlord be liable for any injury or damage suffered by Tenant as a result of the failure to make necessary repairs to the utility facilities.
Tenant shall be liable for any injury or damages to the equipment or service lines of the utility suppliers that are located on the Premises, resulting from the negligent or deliberate acts of Tenant, or the agents or employees of Tenant.
17. Parking. During the Term, Tenant shall have the right to use the parking lot serving the Building, as may be re-configured from time to time, for parking of vehicles (including trucks and service vehicles) for its employees, agents, clients, customers, invitees and guests but not for any other purpose. With the exception of three (3) designated visitor’s parking spaces indentified in Exhibit ‘F’ — Visitor Parking, Tenant’s use of the parking facilities shall otherwise consist of available unreserved and non-exclusive parking spaces. Tenant shall not overburden such parking facilities, and any usage in excess of 4.25 parking spaces for each 1,000 feet of rentable area, or 36 spaces (“Tenant’s Parking Allocation”) may, at Landlord’s election, be deemed to overburden the parking facilities.
Landlord shall have the right, from time to time, without Tenant’s consent, to change, alter, add to, temporarily close or otherwise affect the parking lot and Common Areas in such manner as Landlord, in its sole discretion, deems appropriate including, without limitation, the right to designate reserved spaces available only for use by one or more tenants and/ or allow the parking or placement of construction vehicles, equipment, generators, materials and other items therein on a long term basis, provided that, in any voluntary modifications of or uses granted with respect to the parking facilities, Landlord agrees to maintain Tenant’s Parking Allocation.

18. ASSIGNMENT AND SUBLETTING.
Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or sublet or rent (or permit a third party to occupy or use) the Premises, or any part thereof, nor shall any assignment or transfer of this Lease or the right of occupancy hereunder be effected by operation of law or otherwise, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed. Without limitation, it shall not be unreasonable for Landlord to deny its consent to any proposed assignment or sublease if, at the time Landlord receives Tenant’s Proposal Notice (defined below), a default is then continuing under this Lease, or the reputation, financial responsibility or business of proposed assignee or subtenant is unacceptable to Landlord, in its sole discretion, or if the intended use by the proposed assignee or subtenant is not compatible to the Tenant’s Use of the Premises as defined in this Lease or if the proposed assignee or subtenant is a present or former tenant of the Building. Tenant must request Landlord’s consent to such assignment or sublease in writing at least thirty (30) days prior to the commencement date of the proposed sublease or assignment, which written request (a “Proposal Notice”) must include:
a.	the name and address of the proposed assignee or subtenant;

b.	the nature and character of the business of the proposed assignee or subtenant,

c.	reasonable financial information and references of the proposed assignee or subtenant, and

d.	a copy of the proposed sublease or assignment agreement.

e.	Tenant shall also provide any additional information Landlord reasonably requests regarding such proposed assignment or subletting.
For purposes of the foregoing prohibitions, a transfer at any one time or from time to time of a controlling interest in Tenant (whether stock, partnership interest or other form of ownership or control) by any person(s) or entity (ies) having an interest in ownership or control of Tenant at the Date of Lease shall be deemed to be an assignment of this Lease. If Landlord consents to the proposed assignment or subletting, the initial Tenant (and any guarantor of this Lease) shall remain fully liable under this Lease. Any assignment, encumbrance, or sublease without Landlord’s written consent shall be voidable by Landlord and, at Landlord’s election, constitute an event of default hereunder. Neither the consent by Landlord to any assignment, transfer, encumbrance or subletting nor the collection or acceptance by Landlord of rent from any assignee, subtenant or occupant shall be construed as a waiver or release of the initial Tenant or any Guarantor from the terms and conditions of this Lease or relieve Tenant or any subtenant, assignee or other party from obtaining the consent in writing of Landlord to any further assignment, transfer, encumbrance or subletting. Tenant hereby assigns to Landlord the rent and other sums due from any subtenant, assignee or other occupant of the Premises and hereby authorizes and directs each such subtenant, assignee or other occupant to pay such rent or other sums directly to Landlord; provided, however, that until the occurrence of an event of default, Tenant shall have the license to continue collecting such rent and other sums (provided any amount paid to Tenant in excess of the amount payable by Tenant under this Lease shall be paid to Landlord, and shall constitute the property of Landlord for all purposes hereunder).

Notwithstanding subparagraph 20(a) to the contrary, in the event of a proposed assignment or subletting, Landlord shall have the right, by notice to Tenant delivered within thirty (30) days after Landlord’s receipt of Tenant’s Proposal Notice with all required attachments, to terminate this Lease in the event of an assignment as to all of the Premises and, in the event of a sublease, as to the subleased portion of the Premises only, and to require that all or part, as the case may be, of the Premises be surrendered to Landlord for the balance of the Term. Tenant shall have the right to void Landlord’s notice of termination, if, within fifteen (15) days of Tenant’s receipt of such notice, Tenant provides notice to Landlord (“Tenant’s Rescission Notice”) that it rescinds its request for Landlord’s consent to an assignment or subletting of this Lease, and Tenant shall continue to operate in the Premises pursuant to the terms of this Lease.
19. Right of First Refusal. At any time that Landlord determines to lease or extend any existing lease covering all or part of the 1st Floor of the building adjacent to Tenant’s space as outlined in gray on Exhibit ‘A’, Landlord shall notify Tenant of the rent for which Landlord is willing to lease said space or part thereof.
If Tenant, within thirty (30) days after receipt of Landlord’s written notice, indicates in writing its agreement to lease said space, the additional space shall be included within the Premises and leased to Tenant pursuant to the provisions of this Lease, including, without limitation, the provisions relating to the rights and obligations of the parties with respect to alterations. However, Rent payable under this Lease shall be increased by the amount of rent attributable to the additional space that is leased by Tenant. The parties shall immediately execute an amendment to this Lease to include the additional space in the premises. If Tenant does not indicate in writing within thirty (30) days its agreement to lease the additional space, Landlord thereafter shall have the right to lease or extend the Lease covering said space to a third party.
20. Insurance.
A. Insurance to be Procured by Tenant. Tenant, at Tenant’s sole cost and expense, shall obtain and maintain in effect at all times during the Term, policies providing for primary insurance coverage of the following types: General Liability Insurance, and Tenant’s Worker’s Compensation Insurance. Tenant’s General Liability Insurance shall be in the minimum amount of $1,000,000 per occurrence and $2,000,000 in aggregate. The terms of all insurance policies required to be maintained by Tenant shall be commercially reasonable, and shall comply with Landlord’s requirements for the provisions of such policies, including, without limitation, requirements regarding scope of coverage, limits of coverage, terms and conditions of coverage, qualification of carriers, named insureds, notice of cancellation provisions and waiver of subrogation rights.

B. General Provisions. Neither the issuance of any insurance policy required hereunder, nor the minimum limits established by Landlord with respect to Tenant’s insurance coverage, shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease. Tenant shall deliver to Landlord upon request a duplicate original or certified copy of each insurance policy required by Landlord, together with evidence of payment of all applicable premiums. Tenant’s insurance shall specifically provide that unless Landlord has been given thirty (30) days prior written notice, such insurance policy shall not be canceled and shall remain in full force and effect. Tenant shall not do or permit to be done any act or thing in or upon the premises which shall increase the rate or rates of any insurance referred to herein above. If by reason of failure of Tenant to comply with this provision, the rate or rates of any insurance coverage referred to above shall at any time be higher than it otherwise would be, and if Landlord is required based on the usage of Tenant to obtain and maintain any such insurance coverage, then Tenant shall reimburse Landlord on demand as Additional Rent for such increased premium(s).
C. Insurance covering the Building shall be obtained by Landlord. Upon request, said policy shall be available for review by Tenant. Landlord also agrees to provide to Tenant, upon request, any changes to the policy.
21. Tenant’s Compliance. Tenant and Tenant’s agents, employees and contractors shall at all times abide by and observe the Rules and Regulations, Attachment ‘B’ and any amendments thereto that may be promulgated from time to time by Landlord for the operation and maintenance of the Building, the Common Area and the Premises, and the Rules and Regulations shall be deemed to be covenants of the Lease to be performed and/or observed by Tenant. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations, or the terms or provisions contained in any other lease, against any other tenant of the Building. Landlord shall not be liable to Tenant for any violation by any party of the Rules and Regulations or the terms of any other Building lease. If there is any inconsistency between this Lease and the Rules and Regulations, this Lease shall govern. Landlord reserves the right to amend and modify the Rules and Regulations as it deems necessary allowing adequate notice to tenant and reasonable period for Tenant to comply.

22. Defaults. The following shall constitute “Defaults” by Tenant under the Lease:
A. Subject to the terms of the Bankruptcy Code (as hereinafter defined), if the Tenant, or any guarantor of Tenant’s obligations hereunder, or any permitted sublessee or assignee, is in financial difficulties as evidenced by any of the following: (1) its admitting in writing its inability to pay its debts generally as they become due; (2) its filing a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Code or an answer or other pleading admitting the material allegations of such a petition or seeking, consenting to or acquiescing in the relief provided for under the Bankruptcy Code; (3) its making an assignment of all or a substantial part of its property for the benefit of its creditors; (4) its seeking or consenting to or acquiescing in the appointment of a receiver or trustee for all or a substantial part of its property or of the Premises; (5) its being adjudicated a bankrupt or insolvent; or (6) the entry of a court order without its consent, which order shall not be vacated, set aside or stayed within thirty (30) days from the date of entry, appointing a receiver or trustee for all or a substantial part of its property or approving a petition filed against it for the effecting of an arrangement in bankruptcy or for a reorganization pursuant to the Bankruptcy Code or for any other judicial modification or alteration of the rights of creditors. For purposes hereof, the term “Bankruptcy Code” shall mean Title 11 of the United States Bankruptcy Code relating to Bankruptcy, as amended, or any other similar federal or state statute;
B. Tenant refuses to take possession of the Premises within five (5) days after the Commencement Date;
C. Tenant vacates or abandons the Premises and permits the same to remain unoccupied and unattended, or removes or manifests an intent to remove, not in the ordinary course of business, Tenant’s goods or property out of the Premises;
D. Any execution, levy, attachment or other process of law which shall occur upon Tenant’s goods, fixtures or interests in the Premises, provided that it threatens Tenant’s ability to pay its rent;
E. Tenant violates the Lease by making an unpermitted assignment, transfer or sublease;
F. Tenant fails to pay any installment of rent when the same shall become due and payable, and such failure shall continue for five (5) days. Said default may be cured if Tenants pays within five (5) days of service of a notice to pay or quit;
G. Tenant permits to be done anything which creates a lien upon the leasehold or the Premises and fails to discharge or bond such lien as required by the Lease;
H. Tenant fails to maintain in force all policies of insurance required by this Lease;
I. Tenant fails to perform any material non-monetary obligation under this Lease two or more times within any twelve (12) month period, notwithstanding any subsequent cure of such failure as provided in this paragraph;

J. Tenant fails to provide Landlord with any required estoppel certificates within the time periods referenced in the Lease; or
K. Tenant fails to perform or observe any material term of this Lease (including those specifically herein referred to with the exception of C and F) on the part of Tenant to be performed or observed. Tenant shall have ten (10) days after written notice from Landlord to cure such default.
23. Remedies.
A. Landlord shall have the right, by written notice to Tenant, to declare this Lease terminated and the Lease Term ended, in which event Tenant shall vacate and surrender the Premises.
B. Landlord shall have the right to bring a special proceeding to recover possession of the Premises from Tenant.
C. Landlord may exercise its rights under paragraph 22(B) above with or without terminating the Lease, and in no event shall any such exercise be construed as an election to terminate this Lease or operate to release Tenant from any of its obligations for the remainder of the Lease Term, or give rise to any claim for trespass.
D. If Landlord exercises its right under paragraph 22(B) above, Landlord may remove all persons from the Premises, and Landlord may treat all property as abandoned and dispose of same in accordance with the laws of the Commonwealth of Virginia.
E. If Landlord exercises its rights under paragraph 22(B) above and elects not to terminate the Lease, it may from time to time, make such alterations and repairs as necessary in order to re-let the Premises, and thereafter Landlord agrees to exercise commercially reasonable efforts to re-let the Premises or any part thereof for such rent and upon such terms and conditions as Landlord may determine advisable in its sole discretion. All rentals and other sums received by Landlord from re-letting shall be applied, first, to the payment of any related costs and expenses; second, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; third, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be applied in payment of the current month’s rent. If such rentals and other sums are less than the amounts due pursuant to the foregoing schedule for application of proceeds, Tenant shall pay such deficiency to Landlord monthly; if such rentals and other sums shall be more, Tenant shall have no right to, and shall receive no credit for, the excess. Landlord shall be deemed to have used commercially reasonable efforts to re-let the Premises so long as Landlord’s efforts to re-let are consistent with Landlord’s efforts to let any other vacant space in the Building.

F. Any damage or loss of rent sustained by Landlord may be recovered at the time of the re-letting or termination, in a single action or in separate actions, from time to time, as said loss of rents or damages shall accrue, or in a single proceeding deferred until the expiration of the Lease Term (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said Lease Term).
G. In addition to the other remedies provided in this Lease, and anything contained herein to the contrary notwithstanding, Landlord shall (i) be entitled to restraint by injunction of any violation of this Lease, and (ii) have a right of distraint for rent and a lien on all of Tenant’s furniture, trade fixtures and equipment in the Premises, as security for rent.
H. TENANT AND LANDLORD EACH HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.
I. Landlord shall have the right, at its option, immediately and without notice to cure a default by Tenant for the account and at the expense of Tenant. Tenant agrees to pay, with interest at the legal rate of three (3) points over the Prime Interest Rate as published in the Wall Street Journal or its successor from time to time, on demand, to Landlord the amount so incurred by Landlord in connection with such default.
J. With respect to the rights and remedies and waivers herein, (i) such rights and remedies shall be in addition to any other right and remedy now or hereafter available at law or in equity; (ii) all such rights and remedies shall be cumulative and not exclusive of each other; (iii) such rights and remedies may be exercised at such times, in such order, to such extent, and multiple times without regard to whether the exercise of one right or remedy precedes, concurs with or succeeds the exercise of another; and (iv) no waiver of a Default shall be effective unless acknowledged in writing signed by Landlord.
24. Surrender.
A. Upon termination of this Lease, Tenant shall surrender the Premises and all fixtures and equipment of Landlord therein, summarized in Exhibit ‘G’ — Landlord’s Fixtures & Equipment, in good, clean and operating condition, in the same condition as when received, excepting ordinary wear and tear. Tenant shall deliver all keys to the Premises to Landlord within twenty-four (24) hours after vacating.
B. All leasehold improvements, alterations and other physical additions made to the Premises, whether by Tenant or Landlord, shall be Landlord’s property and shall not be removed from the Premises. Notwithstanding the foregoing, upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s expense, remove all items which are not fixtures, including, without limitation, improvements, furnishings and equipment which were added to the Premises after the execution of this Lease. In addition, Tenant shall, at Tenant’s expense, remove from the Premises such other items as Landlord so directs in writing.

25. Holding Over. If Tenant shall hold possession of the Premises after the expiration or sooner termination of the Term, Tenant shall be treated as a month-to-month tenant and shall be obligated to pay rent at the monthly rate during the last year of the term plus five percent (5%).
26. Destruction. If the Premises shall be damaged or destroyed by fire or other casualty not resulting from the negligence of Tenant or Tenant’s employees, agents or invitees, and as a result thereof shall be untenable as reasonably determined by Landlord, Basic Rent shall be suspended until the Premises shall have been restored to a tenantable condition; provided, however, that Landlord may notify Tenant that the Premises will not be repaired, in which event this Lease shall terminate and neither party shall have any further liability to the other. If, however, such damage or destruction does not render the Premises untenable as reasonably determined by Landlord, Landlord shall repair the same or cause the same to be repaired to the extent of insurance proceeds from Tenant, as applicable. If such damage is caused by Tenant, Tenant’s employees, agents or invitees, then the full amount of rent shall continue to be due, whether or not the Premises can be or are occupied and all such damage shall be repaired at the expense of Tenant. Tenant shall promptly reimburse Landlord for all expenses incurred by Landlord for repairs to the Premises for which Tenant is responsible hereunder.
27. Condemnation. If the Premises or any part thereof (other than common elements, the taking of which does not prevent continued occupancy of the Premises) is taken by any authority exercising the power of eminent domain and Tenant is unable to conduct Tenant’s business in the remainder of the Premises, as reasonably determined by Landlord, this Lease shall terminate as of the date of possession by the condemner. In the event the Lease is not terminated pursuant to this paragraph, then the Lease shall remain in full force and effect as to the remainder of the Premises and the Basic Rent shall be pro-rated based on the remaining square footage of the Premises.
28. Subordination. This Lease is and shall remain subject and subordinate to all mortgages, deeds of trust and other matters of record now or hereafter affecting the Premises. Although the subordination provisions of this section shall be deemed automatic, Tenant shall within seven (7) days after demand by Landlord execute any and all instruments requested by Landlord to evidence such subordination, and upon Tenant’s failure to do so, Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact to execute such instruments for and on behalf of Tenant. Any mortgagee or lessor of Landlord shall have the right at any time to subordinate any deed of trust or mortgage or underlying lease to this Lease, or to any of the provisions hereof, on such terms and subject to such conditions as such mortgagee or lessor of Landlord may consider appropriate in its discretion.

29. Agency. If Landlord appoints an agent to manage the Premises and collect the rent due under this Lease, Landlord may authorize the agent to act for Landlord under the terms of this Lease and Tenant shall in all cases comply with the reasonable exercise by the agent of any and all of Landlord’s rights under this Lease.
30. Notice. Any notice pursuant to this Lease shall be in writing, mailed as registered or certified United States mail, postage prepaid, or hand delivered or sent by overnight express courier (with signed receipts) addressed as set forth hereinabove (or to the last address designated by such party in writing to the other). Notices shall be deemed conclusively to have been given three (3) business days after the postmark date, or the date of personal delivery, or on the business day after delivery by overnight express courier, except notice of change of address which shall only be deemed given upon actual receipt.
31. Brokerage. Each of the parties hereto represents and warrants that, other than the brokerage commission(s) payable by Landlord to The Wiley Companies (Carter Wiley) and CRES, Inc. (Bill Chipman) pursuant to separate agreements, there are no other brokerage commissions or finders’ fees of any kind due in connection with this Lease, and each of the parties hereto shall indemnify the other against, and hold it harmless from, any and all liabilities, damages, costs, claims and obligations arising from any such claim (including, without limitation, the cost of reasonable attorneys’ fees in connection therewith).
32. Recording. Neither this Lease nor any memorandum hereof may be recorded among the land records of the jurisdiction in which the Premises is located.
33. Assignment by Landlord. The term “Landlord”, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to the Premises. Landlord may transfer its interest in the Lease or the Premises without the consent of Tenant. At any time, before or after any transfer of Landlord’s interest in the Premises, Tenant shall, upon request of such transferee (“Successor Landlord”), automatically attorn to and become the Tenant (or if the Premises have been validly subleased, the subtenant) of the Successor Landlord, without change in the terms or other provisions of this Lease (or, in the case of a permitted sublease, without change in this Lease or in the instrument setting forth the terms of such sublease) as modified. This agreement of Tenant to attorn to a Successor Landlord shall survive any foreclosure sale, trustee’s sale, conveyance in lieu thereof or termination of any underlying lease. Tenant shall upon demand at any time, before or after any such foreclosure or termination, execute, acknowledge and deliver to the Successor Landlord any written instruments evidencing such attornment as such Successor Landlord may reasonably require.

34. Governing Law and Attorney’ Fees. (i) This Lease shall be governed by and construed under the laws of the Commonwealth of Virginia, without reference to its conflicts of laws principles. Tenant hereby consents to jurisdiction and venue in the General District or Circuit Court for Fauquier County, Virginia, or in any other court in the Commonwealth of Virginia selected by Landlord if any action or suit is brought relating to this Lease. (ii) Should Tenant fail to comply with any provision of this Lease and it becomes necessary for Landlord to employ legal counsel to enforce, Tenant agrees to pay all associated Landlord’s attorneys’ fees and court costs reasonably incurred.
35. Time of Essence. TIME IS OF THE ESSENCE IN THIS LEASE.
36. Estoppel Certificates. Tenant shall, from time to time, within ten (10) days after request from Landlord, execute an estoppel certificate in the form attached hereto as Exhibit C. In the event that Tenant fails to provide Landlord with the estoppel certificate as described and within the time period provided herein above, Landlord is hereby appointed Tenant’s attorney-in-fact for the purpose of executing such accurate estoppel certificate and delivering the same to any mortgagee, lessor or prospective purchaser of Landlord, which appointment is coupled with an interest and is therefore irrevocable.
37. Authority. Each individual executing this Lease on behalf of Landlord and Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of Landlord or Tenant and that this Lease is binding upon Landlord and Tenant in accordance with its terms.
38. Survival. Tenant’s obligations contained in this Lease shall survive the termination or expiration of the Lease.
39. Hazardous Materials.
A. Environmental Requirements. Tenant’s use and occupancy of the Premises shall at all times be in strict compliance with any and all federal, state and local statutes, laws, rules, regulations, orders, ordinances and standards, as they may now or hereafter exist, relating in any way to the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 U.S.C. Sections 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 9601, et seq. (“RCRA”), the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601 et seq., the Clean Water Act, as amended, 33 U.S.C. Sections 1251, et seq., the Clean Air Act, as amended, 42. U.S.C. Sections 7401, et seq., and analogous state statutes (collectively, “Environmental Statutes”).

B. Indemnification. Tenant, at all times, shall indemnify, defend and hold harmless Landlord against and from any and all claims, liens, suits, actions, debts, damages, costs, losses, liabilities, obligations, judgments, and expenses (including, without limitation, court costs and attorneys’ fees), of any nature whatsoever, arising from or relating to (i) compliance with any Federal, state or local environmental statutes including, without limitation, RCRA and CERCLA, as amended; or (ii) the presence of any Hazardous Substance (as hereinafter defined) affecting the Premises or surrounding areas. As used herein, the term “Hazardous Substance” shall mean any material that is or contains “hazardous substances” as defined pursuant to CERCLA or the Virginia hazardous waste management regulations or “petroleum” as defined pursuant to RCRA or other material or substance that requires special handling by Federal, state or local law, or industry practice, without regard to the quantity or location of such material. The term Hazardous Substances shall include building materials and building components including, without limitation, asbestos contained in or comprising building materials or building components.
40. Miscellaneous. The conditions and agreements contained herein to be performed by the respective parties, are binding on, and may be legally enforced by, the parties, their heirs, executors, administrators, successors and assigns, respectively. The captions and headings herein are for convenience of reference only and in no way define or limit the scope or content of this Lease or in any way affect its provisions. This Lease embodies the final and entire agreement and understanding between the parties, supersedes all prior negotiations, agreements and understandings, and neither Landlord or Tenant nor their agents shall be bound by any terms, conditions, statements, warranties, or representations, oral or written, not herein contained. Any provision of this Lease may be modified, waived or discharged only by an instrument in writing signed by the party against which enforcement of such modification, waiver or discharge is sought. Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number in any place herein in which the context may require such substitution. The provisions of this Lease are severable and the invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision.
41. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, Landlord and Tenant have set their hands and seals hereunto or have caused this Lease to be executed by duly authorized officials thereof as of the day and year first set forth hereinabove.

LANDLORD: CKP ONE, LLC
By:	Hayvin Ventures, LLC
Managing Member

By:	/s/ James A. Carson, Jr.	(SEAL)
James A. Carson, Jr.
Sole Member

Address:	410 Rosedale Court, Suite 200
Warrenton, VA 20186
Commonwealth of Virginia
County of Fauquier
The foregoing instrument was acknowledged before me this 1 day of December, 2010 by JAMES A. CARSON, JR.

LORI A. BLEVINS
NOTARY ID #137263	/s/ Lori A. Blevins
NOTARY PUBLIC	NOTARY PUBLIC
COMMONWEALTH OF VIRGINIA	My Comm. exp: 01/31/12

TENANT: Clean Wind Energy, Inc.
By:	/s/ Stephen Sadle C.O.O.
Signature

STEPHEN SADLE C.O.O.
Printed Name & Title

Address:	1997 Annapolis Exchange Blvd., Suite 300
Annapolis, Maryland 21401
Commonwealth of Virginia
County of Fauquier
The foregoing instrument was acknowledged before me this 1 day of December, 2010 by STEPHEN SADLE.

LORI A. BLEVINS
NOTARY ID #137263	/s/ Lori A. Blevins
NOTARY PUBLIC	Notary Public
COMMONWEALTH OF VIRGINIA	My Comm. exp: 01/31/12